Exhibit 99.1

Falcon’s Beyond, a Leading Global Entertainment Development Company, to

Become a Public Company Through a Business Combination

with FAST Acquisition Corp. II

●	Falcon’s Beyond has entered into a definitive merger agreement with FAST Acquisition Corp. II (“FAST II”) (NYSE: FZT).

●	Falcon’s Beyond Global, LLC (“Falcon’s Beyond” or the “Company”) is a leading global entertainment company in intellectual property creation and expansion, with a track record spanning 22 years and executing more than $100 billion worth of story-driven development projects worldwide.

●	The Falcon’s Beyond portfolio, which includes Falcon’s Creative Group, Falcon’s Beyond Destinations and Falcon’s Beyond Brands, offers significant opportunity for expansion with superior unit economics, and brings proprietary and partner IP to global markets.

●	Combined company to have a pro forma enterprise value of approximately $1.0 billion.

●	Falcon’s Beyond expects to receive up to $282 million of gross cash proceeds through the transaction, assuming no redemptions from FAST II’s existing stockholders and including $60 million in a private placement investment by Katmandu Collections, LLLP, an existing holder of equity in Falcon’s Beyond, of which $20 million has been pre-funded and deployed to Falcon’s Beyond’s investment in its Punta Cana resort.

●	The transaction offers downside protection for FAST II stockholders through (1) the automatic conversion of 50% of FAST II’s existing public stockholders’ position into convertible preferred equity and (2) a bonus pool of common shares allocated to private placement investors and non-redeeming FAST II stockholders.

ORLANDO, FL and NEW YORK, NY – July 12, 2022 – Falcon’s Beyond, a leading fully integrated global entertainment development company specializing in intellectual property (“IP”) creation and expansion, and FAST II, a special purpose acquisition company founded by Doug Jacob and headed by Sandy Beall, announced today that they have entered into a definitive merger agreement that is expected to result in Falcon’s Beyond becoming a publicly listed company on Nasdaq.

Upon the closing of the transaction, the new combined company (the “PubCo”) will be named “Falcon’s Beyond Global” and is expected to be listed on Nasdaq under the ticker symbol “FBYD.”

Falcon’s Beyond, led by Executive Chairman Scott Demerau and CEO Cecil D. Magpuri, has collaborated with some of the most accomplished entertainment IP holders across the globe and has established multiple joint ventures with Meliá Hotels International (“Melia”) to co-own and co-operate multiple beachside resorts and parks. The Company has been involved in the master planning of more than $100 billion worth of development projects, producing award-winning entertainment experiences, and creating exceptional media content and experiential technology for worldwide audiences. Falcon’s Beyond’s business segments’ list of client and IP collaborators includes Walt Disney World, Universal Studios, SeaWorld Parks & Entertainment, Atlantis, Marvel, National Geographic, NASA, AT&T, Lego, Hard Rock, Formula 1, Lionsgate, Cartoon Network and Microsoft, among others.

Falcon’s Beyond’s fully integrated entertainment business consists of three distinct categories, all bolstered by its world-class partnerships:

●	Falcon’s Creative Group:

o	Provides master planning, creative design, media and audio production, attraction systems and experiential technology to customers around the world.

o	Elevates immersive storytelling experiences by designing new themed attraction systems and technologies.

o	Develops patented and patent-pending products including augmented reality devices, interactive walking adventures, immersive interactive theaters, 360° motion-based experiences, customized dark rides, revolutionary dome theater experiences and a smooth and sophisticated flying theater system.

o	Currently developing the Kingdom of Saudi Arabia’s first, and the region’s largest, water theme park with Qiddiya.

o	Has received more than 30 industry awards throughout its 22-year history.

●	Falcon’s Beyond Destinations:

o	Develops, owns and operates leisure destination resorts, redefining location-based entertainment and hospitality by blending luxury, leisure and entertainment to create “resortainment.”

o	Through its 50-50 strategic joint ventures with Meliá, one of the world’s largest leisure hotel groups with 350+ properties across 40+ countries, the Company will expand the original Katmandu Park concept through a global pipeline of additional Katmandu theme parks.

▪	Successfully launched the Katmandu IP in Mallorca, Spain in 2007.

▪	Katmandu Park Punta Cana expected to open in the Dominican Republic by early 2023.

▪	Additional locations in Tenerife and Playa Del Carmen by 2024.

▪	New Falcon’s Central signature destinations will merge retail, dining and entertainment.

●	Falcon’s Beyond Brands:

o	Utilizes a unique 360-degree brand expander methodology to leverage all three of Falcon’s Beyond business segments.

▪	Seeks to activate and grow both proprietary and partner IP concurrently across all forms of entertainment.

▪	Includes media content, consumer products and themed entertainment destinations.

o	Brand expander strategy compresses the timeline for IP monetization.

Falcon’s Beyond Investment Highlights

Through its powerful combination of experience, capabilities and partners, Falcon’s Beyond has an opportunity to transform the multi-trillion-dollar hotel & resort and entertainment & media markets.

●	Positioned to capitalize on what we believe will be a secular shift in consumer demand to leisure and experiential entertainment.

●	Significant opportunity in IP expansion through a joint venture with Meliá Hotels International, with which we co-own luxury themed resorts in popular beach destinations.

●	Reimagining traditional IP deployment and brand activation strategies through the anticipated unleashing of physical and digital stories in a fraction of typical timelines

●	Ownership of multiple storied brands which can be deployed in numerous lanes concurrently.

●	Forecasted profitable, high growth business model.

●	Contemplated transaction structure provides FAST II stockholders attractive value opportunity and structural seniority optionality.

Management Commentary

Scott Demerau, Executive Chairman, commented, “Falcon’s Beyond is a fully integrated entertainment development company. We are able to enhance the ability and activate the IP of our globally renowned partners in the entertainment industry to help bring stories to life in previously unimagined ways through our theme parks and resorts, innovative content creation engine and proprietary technology. Falcon’s Beyond provides a comprehensive entertainment experience rooted in our profound IP creation and expansion capabilities. We will help deliver immersive entertainment experiences to audiences around the world and plan to continue to expand as a publicly traded company.”

Cecil D. Magpuri, Chief Executive Officer, commented, “Falcon’s Beyond turns imagined worlds into reality, and we are thrilled to be partnering with the FAST II team as they join with us in this transformative transaction to become a publicly traded company. Falcon’s Beyond intends to use the funds raised in this transaction to continue to scale globally, build out the Company’s brick-and-mortar experiential entertainment operations and enhance our proprietary content. Today’s announcement represents an exciting new chapter that will enable Falcon’s Beyond to accelerate growth in its high-performing core markets, expand into new ones and rapidly deploy IP across all verticals in the global entertainment industry. Furthermore, Falcon’s Beyond also plans to continue to build upon our successful track record of delivering highly profitable theme parks, resorts and attractions with patented technologies, feature films, episodic series, consumer products, licensing and merchandising.”

Doug Jacob, Founder of FAST II, commented, “FAST II was built to identify and accelerate the growth of an exceptional company – we believe we have found that in Falcon’s Beyond and its best-in-class management team. The extraordinary and wide-reaching breadth of its IP and brick-and-mortar opportunities, ideal unit economics and significant opportunity for expansion offers an exciting platform for growth in the entertainment category. Scott and Cecil both have tremendous experience and expertise in the space, and we believe that the Company is poised for rapid growth and will continue to lead experiential entertainment development and IP expansion. We are so pleased to be able to play an important role in guiding Falcon’s Beyond on its path to becoming a publicly traded company.”

Transaction Overview

The transaction values PubCo at a pro forma enterprise value of approximately $1.0 billion. To provide meaningful downside protection to support the transaction, 50% of the position of each non-redeeming stockholder of FAST II’s will automatically convert into convertible preferred equity with an 8% dividend and $11.00 conversion price, and 20% of the founder shares held by FAST II’s sponsor are being forfeited and contributed to a bonus pool allocated pro rata among private placement investors and non-redeeming public stockholders of FAST II, excluding any common shares converted to convertible preferred.

Concurrently with the execution of the definitive business combination agreement by Falcon’s Beyond and FAST II, Falcon’s Beyond entered into a subscription agreement with Katmandu Collections, LLLP, an existing holder of equity in Falcon’s Beyond for a $60 million private placement, of which $20 million has been pre-funded and deployed to Falcon’s Beyond investment in its Punta Cana resort, at the same value per share to be received by Falcon’s Beyond’s existing equity holders in the business combination. This private placement is expected to close in one or more tranches prior to the closing of the business combination.

Assuming no redemptions by FAST II stockholders, the transaction is expected to deliver up to $282 million in gross cash proceeds to the PubCo, including the private placement described above, prior to the payment of transaction expenses.

The Boards of Directors of Falcon’s Beyond and FAST II have each unanimously approved this transaction. The transaction is subject to customary closing conditions, including the approval of the stockholders of FAST II. The transaction is expected to close in either the second half of 2022 or the first quarter of 2023, and the PubCo will be led by Scott Demerau as Executive Chairman and Cecil D. Magpuri as Chief Executive Officer.

Additional information about the proposed transaction, including a copy of the transaction agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by FAST II with the Securities and Exchange Commission (“SEC”) and will be available on the FAST II website, the Falcon’s Beyond investor page and at the SEC’s website at http://www.sec.gov/.

Advisors

Guggenheim Securities, LLC is serving as financial advisor to Falcon’s Beyond. Jefferies LLC is serving as lead financial advisor and capital markets advisor to FAST II. White & Case LLP is serving as legal advisor to Falcon’s Beyond. Gibson, Dunn & Crutcher LLP is serving as legal advisor to FAST II. Paul Hastings LLP is serving as legal advisor to Jefferies.

Investor Conference Call Information

Falcon’s Beyond and FAST II will host a joint investor conference call to discuss the proposed transaction on July 12, 2022 at 7:30 AM ET. Interested parties may access the webcast and associated presentation materials on Falcon’s Beyond’s (https://falconsbeyondglobal.com/investor-relations/) or FAST II’s (https://www.fastacqii.com/) Investor Relations websites.

About Falcon’s Beyond

Headquartered in Orlando, Florida, Falcon’s Beyond is a fully integrated, top-tier experiential entertainment development enterprise focusing on a 360° IP Expander™ model. The company brings its own proprietary and partner IPs to global markets through owned and operated theme parks, resorts, attractions, patented technologies, feature films, episodic series, consumer products, licensing, and beyond. The company has won numerous design awards and provided design services in 40 countries around the world, turning imagined worlds into reality.

About FAST Acquisition Corp. II

FAST II is a hospitality and consumer entertainment focused blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. FAST II was as founded by Doug Jacob and headed by Sandy Beall as Chief Executive Officer. FAST II raised $222 million in its initial public offering on March 15, 2021 and is listed on NYSE under the ticker symbol “FZT.”

Additional Information and Where to Find It

In connection with the proposed transaction, PubCo intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”), which will include a proxy statement/prospectus and certain other related documents, which will be both the proxy statement to be distributed to holders of shares of FAST II’s common stock in connection with FAST II’s solicitation of proxies for the vote by FAST II’s stockholders with respect to the business combination and other matters as may be described in the definitive proxy statement, as well as a prospectus relating to the offer and sale of securities of PubCo to be issued in the business combination. FAST II’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and documents incorporated by reference therein filed in connection with the business combination, as these materials will contain important information about the parties to the merger agreement and the business companion. After the Registration Statement is declared effective, the definitive proxy statement will be mailed to FAST II’s stockholders as of the record date to be established for voting on the business combination and other matters as may be described in the Registration Statement. FAST II’s stockholders will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Falcon’s Beyond and FAST II, without charge, at the SEC’s website (http://www.sec.gov). Copies of the proxy statement/prospectus can also be obtained, without charge, by directing a request to FAST Acquisition Corp. II, 1350 Avenue of the Americas, 2nd Floor, New York, NY 10019, 203-403-3763.

Participants in Solicitation

FAST Acquisition II and its directors and executive officers may be deemed participants in the solicitation of proxies from FAST Acquisition II’s stockholders with respect to the proposed business combination. A list of the names of those directors and executive officers and a description of their interests in FAST Acquisition II is contained in FAST Acquisition II’s final prospectus related to its initial public offering dated March 15, 2021, which was filed with the SEC and is available free of charge at the SEC’s website at www.sec.gov. Additional information regarding the interests of such participants will be contained in the Registration Statement for the proposed business combination when available.

The Company and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of FAST Acquisition II in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be included in the Registration Statement for the proposed business combination available.

No Offer or Solicitation

This press release is for informational purposes only and shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination and shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 the Securities Act of 1933, as amended, or an exemption therefrom.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters.

These forward-looking statements include, but are not limited to, projections, estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations, the expectation that the PubCo will be listed on Nasdaq and the anticipated closing date of the proposed business combination. These statements are based on various assumptions and on the current expectations of the Company and FAST II and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and should not be relied on by an investor or others as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Falcon’s Beyond and FAST Acquisition II. These forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, (1) changes in domestic and foreign business, market, financial, political, and legal conditions in general and in the entertainment industry in particular; (2) the outcome of any legal proceedings that may be instituted against FAST II, Falcon’s Beyond or PubCo following the announcement of the proposed business combination, (3) the inability of the parties to successfully or timely consummate the proposed business combination, including the risk that any regulatory approvals or the SEC’s declaration of the effectiveness of our prospectus/proxy statement are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect PubCo or the expected benefits of the proposed transaction or that the approval of the requisite equity holders of FAST Acquisition II is not obtained; (4) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (5) volatility in the price of FAST II’s or PubCo’s securities, (6) the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the business combination, (7) the enforceability of Falcon’s Beyond’s intellectual property, including its patents, and the potential infringement on the intellectual property rights of others, cyber security risks or potential breaches of data security, (8) any failure to realize the anticipated benefits of the proposed transaction; (9) risks relating to the uncertainty of the projected financial information with respect to Falcon’s Beyond; (10) risks related to the rollout of Falcon’s Beyond’s business and the timing of expected business milestones; (11) the effects of competition on Falcon’s Beyond’s business; (12) the risk that the proposed business combination may not be completed by FAST II’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by FAST II, (13) the amount of redemption requests made by FAST Acquisition II’s stockholders; (14) the ability of FAST Acquisition II, Falcon’s Beyond or PubCo to issue equity or equity-linked securities or obtain debt financing in connection with the proposed transaction or in the future; (15) and those factors discussed in FAST Acquisition II’s final prospectus dated March 15, 2021 under the heading “Risk Factors,” and other documents FAST Acquisition II has filed, or will file, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither FAST Acquisition II nor Falcon’s Beyond presently know, or that FAST Acquisition II or Falcon’s Beyond currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, the forward-looking statements reflect FAST Acquisition II’s and Falcon’s Beyond’s expectations, plans, or forecasts of future events and views as of the date of this press release. FAST Acquisition II and Falcon’s Beyond anticipate that subsequent events and developments will cause FAST Acquisition II’s and Falcon’s Beyond’s assessments to change. However, while FAST Acquisition II and Falcon’s Beyond may elect to update these forward-looking statements at some point in the future, FAST Acquisition II and Falcon’s Beyond specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as a representation of FAST Acquisition II’s and Falcon’s Beyond’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contacts:

Investor Relations:

Brett Milotte, ICR

FalconsBeyondIR@icrinc.com

Media:

Keil Decker, ICR

FalconsBeyondPR@icrinc.com

Eric Becker, ICR

FalconsBeyondPR@icrinc.com